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                      February 23, 2022

       Eric Langan
       Chief Executive Officer and President
       RCI Hospitality Holdings, Inc.
       10737 Cutten Road
       Houston, TX 77066

                                                        Re: RCI Hospitality
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2021
                                                            Filed December 14,
2021
                                                            File No. 001-13992

       Dear Mr. Langan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services